EXHIBIT 10.16

TYCO ELECTRONICS LTD.
DEFERRED COMPENSATION PLAN FOR DIRECTORS

Effective September 26, 2007

ARTICLE 1
PURPOSE

1.1          Deferred Compensation Plan for Directors.  Tyco Electronics Ltd. hereby adopts the Tyco Electronics Ltd. Deferred Compensation Plan for Directors, effective September 26, 2007, to allow outside directors of the Company the opportunity to defer the receipt of compensation that would otherwise be payable to them.  The Company intends that the Plan will at all times be maintained on an unfunded basis for Federal income tax purposes under the Code.  The provisions of this Plan shall apply to Compensation Deferrals beginning on or after September 26, 2007 and to any earnings or dividend equivalents credited thereon.

1.2          Compliance with Code Section 409A.  The terms of this Plan are intended to, and shall be interpreted and applied so as to comply in all respects with the provisions of Code Section 409A and regulations and rulings thereunder.

ARTICLE 2
DEFINITIONS

The following words and terms shall have the indicated meanings wherever they appear in the Plan:

2.1          “Administrator” means the person or persons named as such by the Committee or its designee, or if no such designee is named, the Senior Vice President of Human Resources of the Company.

2.2          “Annual Deferral Amount” means that portion of a Participant’s Compensation for any calendar year that a Participant elects to have deferred and is actually deferred.  All cash deferrals are made in U.S. dollars.

2.3          “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Section 4.4.

2.4          “Board of Directors,” “Directors,” or “Director” means, respectively, the Board of Directors, the Directors, or a Director of the Company.  Director shall also mean any former Director during the period immediately following service as a Director while he/she is in the role of a paid advisor.

2.5          “Cash Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers cash Compensation under this Plan to such account and shall not constitute a separate fund of assets.

2.6          “Code” means the Internal Revenue Code of 1986, as amended.

2.7          “Committee” means the Management Development and Compensation Committee of the Board of Directors.

2.8          “Company” means Tyco Electronics Ltd.

2.9          “Compensation” means that portion of a Director’s retainer and/or meeting fees payable in cash, or DSUs granted to a Director for any reason, but does not include travel expense allowance or any other expense reimbursement.

2.10        “Compensation Deferral(s)” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article III.

2.11        “Deferral Year” means any calendar year commencing on or after January 1, 2008 for which a Participant elects to have some or all of his/her Compensation deferred in accordance with Section 3.2.

2.12        “Deferred Stock Unit” or “DSU” means an award of deferred stock units granted under and subject to the terms of the Tyco Electronics Ltd. 2007 Stock and Incentive Plan and any award agreement thereunder.

2.13        “Disability” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.14        “Measurement Funds” means one or more of the independently established funds or indices that are identified by the Committee and listed in Appendix A.  These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Cash Account(s) in accordance with Section 3.3, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company.  The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Administrator in its reasonable discretion.  Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Committee.

2.15        “Notice Form” means the form attached hereto and marked as Appendix B or any other document which incorporates information substantially similar to Appendix B.

2.16        “Participant” means each non-employee Director of the Company who participates in the Plan in accordance with its terms and conditions.

2.17        “Plan” means the Tyco Electronics Ltd. Deferred Compensation Plan for Directors as set forth herein, or as it may be amended from time to time by the Board of Directors.  The effective date of this Plan is September 26, 2007.

2.18        “Stock Account” means the account maintained on the books of the Company used solely to calculate the amount distributable to each Participant who defers Compensation under this Plan in the form of whole or fractional stock units and shall not constitute a separate fund of assets.

2.19        “Stock Unit” means a unit with an equivalent value to one (1) share of Company common stock and which is credited to a Participant’s Stock Account.

2.20        “Time Certain Payout” means the payout form described in Section 4.1.

2.21        “Trust” shall mean the trust arrangement, if any, between the Company and the trustee named therein, as amended from time to time.

ARTICLE 3
PARTICIPATION

3.1          Eligibility.  Each non-employee Director is eligible to participate in the Plan by filing an election in accordance with Section 3.2.

3.2          Notice Form Timing and Duration.  A Director may elect to participate in the Plan by filing a properly completed Notice Form with the Administrator.  In order to defer compensation for any Deferral Year, a Notice Form must be filed with the Administrator on or before December 31st of the year preceding the Deferral Year and must be irrevocable for the full Deferral Year.   Notwithstanding the previous sentence, a newly-appointed Director may elect to defer Compensation by filing a Notice Form with the Administrator no later than 30 days after the date on which he/she becomes a Director, but such Notice Form will only be effective for compensation payable on and after the first day of the calendar quarter following the date on which the Notice Form is filed and such Notice Form will be irrevocable for the remainder of the Deferral Year.   In addition, a Director who received a Founders’ Grant of DSUs on July 2, 2007 may file a Notice Form with the Administrator on or before December 31, 2007 making a deferral election with respect to such DSUs; provided, that no such election shall be effective until January 1, 2008.  Once filed with the Administrator, a Notice Form shall remain in effect until the earlier of (i) the termination of the Participant’s services as a Director, or (ii) the last day of the Deferral Year.

3.3          Compensation Deferral.  A Participant may elect on the Notice Form that the payment of all or a specified portion of the Compensation otherwise payable to him/her with respect to a Deferral Year for services as a Director be deferred until such time as elected by the Participant pursuant to the terms of this Plan.   Any Compensation earned by a Director that is not deferred under the Plan shall be paid to the Director in accordance with normal Company policy and the applicable terms of any Company plan and any grant agreement thereunder.

3.4          Investment Measurements.   At the time that a Participant makes an election to defer cash Compensation under the Plan, the Participant shall elect the manner in which the Annual Deferral Amount shall be deemed to be invested under the Plan.   Any Compensation in the form of DSUs for which a deferral election is made will automatically be credited to the Participant’s Stock Account at the time shares would have been payable under the terms of such DSU but for such deferral election.  The Participant may change and/or make new investment elections in accordance with procedures established by the Administrator.

(a)           A Participant may elect to invest all or a specified portion of his/her Cash Account in some or all of the Measurement Funds listed in Appendix A, to the extent the Committee makes such investment alternatives available under the Plan.  The specified portion of a Cash Account that is deemed invested in a Measurement Fund shall be adjusted for investment experience (either gains or losses) in a manner that equals the investment experience attributable to such investment.  Deemed investments in a Measurement Fund shall be credited and debited in accordance with procedures established by the Administrator.  In the event that a

Participant does not submit a complete and accurate investment election, the Cash Account shall be deemed invested in the Interest Income Measurement Fund or, if none, as determined by the Administrator.

(b)           A Participant may elect to convert his/her deferred cash Compensation to Stock Units and to have such Stock Units invested in the Participant’s Stock Account as of the date on which such cash Compensation would otherwise have been payable but for the Participant’s deferral election.  The number of Stock Units credited to the Stock Account in such case shall be equal to the amount of the cash Compensation so deferred divided by the fair market value of a share of Company stock on such date.  Once deferred cash Compensation is converted to Stock Units, it must remain deferred in the form of Stock Units until payment.

(c)           The Company shall not be required to acquire any securities in connection with deemed investment elections under this Plan.   No Participant shall have any right to receive a distribution in kind from the Plan with respect to the Participant’s Cash Account or to have the right to vote any security in which a Participant’s Cash Account is deemed invested.  All distributions from a Participant’s Stock Account shall be made in the form of whole shares of Company stock corresponding to the number of Stock Units to be distributed (with cash being distributed in lieu of fractional Stock Units).

(d)           Each Participant shall receive a statement of the balance of his/her Cash Account and Stock Account at least annually or within a reasonable period following the Administrator’s receipt of a request for a statement.

3.5          Dividend Equivalents.  As of each date on which a cash dividend is paid on Company stock, there shall be credited to each Participant’s Stock Account that number of Stock Units (including fractional units) determined by (i) multiplying the amount of such dividend (per share) by the number of Stock Units in such Stock Account on the record date for such dividend; and (ii) dividing the total so determined by the fair market value of a share of Company stock on the date of payment of such cash dividend.  The additions to a Director’s Stock Account pursuant to this Section 3.5 shall continue until the Director’s Stock Account is fully distributed in accordance with Article 4 below.

ARTICLE 4
PAYMENTS TO PARTICIPANTS

4.1          Time and Form of Payment.  (a) At the election of the Participant, which shall be made on the Notice Form applicable to each Annual Deferral Amount, payment or distribution of each such Annual Deferral Amount, as adjusted for the investment results or dividend equivalent accruals thereon, as applicable, shall be made (i) in substantially equal annual installments over a number of years not to exceed ten (10) years or (ii) in a lump sum cash payment or total distribution.  Such payment or distribution will be made or will commence, as applicable, either (i) within the period that is sixty (60) days after the end of the calendar year in which the Director terminates service from the Board or (ii) as a Time Certain Payout within sixty (60) days after the first day of the calendar year, as elected by the Participant, that is at least five (5) years after the first day of the calendar year to which the applicable Annual Deferral Amount election relates.  In no event may the distribution or commencement of distribution of a

Participant’s Stock Account occur before the participant’s termination of service from the Board. Notwithstanding the Participant’s election of a Time Certain Payout (or any change in payment election described in Section 4.2), any unpaid Annual Deferral Amounts, as adjusted for the investment results or dividend accruals thereon, as applicable, will be paid to the Participant in a lump sum cash payment or total distribution, as applicable, within the period that is sixty (60) days after the end of the calendar year in which occurs the later of (i) the Participant’s attainment of age seventy and (ii) the Participant’s termination of service from the Board.

(b)           In the absence of an election as to the time and form of the payment of an Annual Deferral Amount with respect to a deferral of cash Compensation, such Annual Deferral Amount shall be paid to the Participant in a lump sum payment or total distribution, as applicable, within the period that is sixty (60) days after the first day of the calendar year that is five (5) years after the first day of the calendar year to which the applicable Annual Deferral Amount election relates.

(c)           In the absence of an election as to the time and form of the distribution of an Annual Deferral Amount with respect to a deferral of DSUs, such Annual Deferral Amount shall be distributed to the Participant in substantially equal annual installments over five (5) years, with the first such distribution commencing within the period that is sixty (60) days after the Participant’s termination of service from the Board.

4.2          Change in Election.  A Participant may postpone the payment date for an Annual Deferral Amount, by filing a new payment election, in the form specified by the Administrator, at least twelve (12) months prior to the original payment date and twelve (12) months prior to termination.  Under the new election, the Participant may postpone the payment of the Annual Deferral Amount so that it will be paid (or commence payment or distribution, as applicable) (a) within sixty (60) days of the first day of the calendar year that is at least five (5) years after the original payment date or (b) within the period that is sixty (60) days after the calendar year in which the Director terminates service from the Board, provided that in no event may any payment under such election occur before the date that is at least five (5) years after the original payment date.

4.3          Death or Disability Benefit/Beneficiary Designation.  (a) Upon the death or Disability of a Participant, the Participant or the Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Cash Account or Stock Account in the form of a lump sum payment or total distribution, as applicable, with such payment to be made as soon as practicable after the Participant’s death or Disability.

(b)           Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made under the Plan following the Participant’s death.  No Beneficiary designation shall become effective until it is in writing and it is filed with the Administrator.  Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator, or its designee.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be deemed to be the Participant’s estate.  If a

Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

4.4          Valuation of Cash Payments.  Any lump sum cash payment of an Annual Deferral Amount shall be made in an amount equal to the value of the portion of the Participant’s Cash Account attributable to such Annual Deferral Amount and the investment results thereon as of January 1 of the calendar year that includes the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.

4.5          Effect of Payment.  The full payment of the Participant’s Cash Account and Stock Account under this Article IV shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.

ARTICLE 5
GENERAL

5.1          Unsecured Obligation of Company.  The right of any Participant, beneficiary, or estate to receive payment of any unpaid balance in any Cash Account or Stock Account of the Participant shall be an unsecured claim against the general assets of the Company.  No Participant or other person shall have any right or claim to the payment of any amount that is in any manner superior or different from the right or claim of a general and unsecured creditor of the Company.

5.2          Nonalienation of Benefits.  During a Participant’s lifetime, any payment under the Plan shall be made only to him/her.  No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void.  No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of a Participant or beneficiary entitled thereto.

5.3          Plan Administration.  Except as otherwise provided herein, the Plan shall be administered by the Administrator which shall have the full discretionary power and authority to administer the Plan, including without limitation, the power and authority to:  (i) construe the Plan’s terms; (ii) make factual determinations; (iii) prepare forms to be used for making elections under the Plan; (iv) establish rules and procedures for administering and operating the Plan; (v) evaluate requests made by Participants; (vi) correct defects under the Plan; (viii) establish the manner in which decisions are made by the Administrator; (ix) retain such legal, actuarial, accounting, clerical, and other services as may be necessary to operate and administer the Plan; (x) establish recordkeeping procedures for the Plan; and (xi) take any and all similar actions to the extent necessary to administer the Plan.  The Administrator may delegate all or some of its authority under the Plan to any other person or entity.  Any findings or determinations made by the Administrator in the administration of the Plan shall be final, conclusive, and binding on all parties.

5.4          Plan Amendment/Termination.  The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors, provided that no amendment,

modification, or termination shall adversely affect the balance in a Participant’s Cash Account or Stock Account without his/her consent.  In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by the Company or by the Plan Administrator if and to the extent recommended by counsel in order to conform to the requirements of Code Section 409A and regulations thereunder.  In the event of any suspension or termination of the Plan, payment of Participants’ Cash Accounts and Stock Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).

5.5          No Additional Rights.  Nothing contained herein shall be deemed to give any Director the right to be retained in the service of the Company.

5.6          Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Bermuda, notwithstanding the conflict of law rules applicable therein.

5.7          Company’s Right to Offset.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable.

ARTICLE 6
TRUST

6.1          Establishment of Trust.  The Company may establish a Trust, and the Company may, at least annually, transfer over to the Trust such assets, if any, as the Company determines, in its sole discretion, are necessary to provide for the liabilities created with respect to the Plan for that year.  The trustees of the Trust shall be selected by the Company from time to time.

6.2          Governing Documents.  The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust, if any, shall govern the rights of the Participant and the creditors of the Company to any assets transferred to the Trust.  The Company shall at all times remain liable to carry out its obligations under the Plan.  The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

APPENDIX A

MEASUREMENT FUNDS

(as of September 29, 2007)

Interest Income Measurement Fund

U.S. Equity Index Commingled Measurement Fund

A-1